Ex. 99.1

Tyson and Syntroleum Approve Dynamic Fuels
Plant Construction

GEISMAR, LA – July 15, 2008 — Tyson Foods (NYSE: TSN) and Syntroleum Corporation (NASDAQ: SYNM) have given final approval for plans to build and fund Dynamic Fuels’ first renewable synthetic fuels facility in Geismar, Louisiana. The sanctioning decision, announced today, means both companies have committed to construction of the Geismar facility.

Dynamic Fuels is a 50:50 venture between Tyson and Syntroleum to convert low grade, inedible fats and greases into renewable transportation fuels for the military and civilian markets.

In conjunction with plant approval, Tyson and Syntroleum have approved the project budget of $138 million. Capital funding includes $100 million in GO Zone Bonds previously approved by the Louisiana State Bond Commission. The balance of $38 million will be funded through equity contributions in the form of cash commitments of $19 million per owner, $13.25 million of which each owner delivered to Dynamic Fuels on July 11.

Construction of Dynamic Fuels initial refinery remains on schedule. Construction is expected to begin in October, and mechanical completion of the plant is expected by year end 2009. Prior to plant sanction, Dynamic Fuels placed orders for long lead time equipment, thereby locking in pricing and securing delivery times consistent with the overall project schedule.

“Approval to construct and fund the Geismar plant is a huge milestone for Dynamic Fuels, reflecting an outstanding effort by the Dynamic Fuels team to complete basic engineering and advance the project,” said Jeff Bigger, senior vice president of business development for Syntroleum. “With this approval we maintain our original project schedule and budget for the Geismar facility.”

Tyson and Syntroleum Approve Dynamic Fuels Plant Construction
July 11, 2008

Jeff Webster, senior vice president of Tyson’s Renewable Products Division, said, “We’re pleased to move forward on this important renewable fuels project. Tyson is committed to producing next-generation renewable fuels using non-food grade feedstocks, and the Dynamic Fuels venture is an important part of this corporate objective.”

Once in operation, the Geismar plant is expected to produce about 75 million gallons of renewable synthetic fuel annually. The fuel produced by the venture will offer the same benefits of synthetic fuels derived from coal or natural gas while providing substantial performance and environmental advantages over petroleum-based fuels.  These benefits include higher cetane levels, which are a measure of combustion quality, and superior thermal stability, making it effective for advanced military applications.  In addition, replacing traditional petroleum fuel with this fuel substantially reduces total greenhouse gas emissions.

Unlike the ethanol and bio-diesel industries, which use food ingredients such as corn and soybeans to produce fuel, the Dynamic Fuels project will use various non-food grade animal fats produced or procured by Tyson Foods, such as beef tallow, pork lard, chicken fat and greases.

Tyson and Syntroleum Approve Dynamic Fuels Plant Construction
July 11, 2008

About Tyson Foods, Inc. (NYSE: TSN)
Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500.  The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves.  Tyson provides products and service to customers throughout the United States and more than 80 countries. The company has approximately 104,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

About Syntroleum (NASDAQ: SYNM)
Syntroleum Corporation owns the Syntroleum® Process for converting synthesis gas derived from biomass, coal, natural gas and other carbon-based feedstocks, and the Bio-Synfining™ technology for converting animal fat and vegetable oil feedstocks into synthetic liquid hydrocarbons.  The Company plans to use its technology to develop and participate in synthetic and renewable fuel projects utilizing the Company’s technology in a number of global locations.

Forward Looking Statements
This document includes forward-looking statements as well as historical information. These forward-looking statements may include statements relating to costs, timing and production of the fuel plant; job creation from plant; and fuel characteristics, benefits and uses.